2
March  30,  2000

Ralston  Purina  Company
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     James  R.  Elsesser
          Chief  Financial  Officer

Energizer  Holdings,  Inc.
Checkerboard  Square
St.  Louis,  MO  63164-0001
Attention:     Daniel  Corbin
          Executive  Vice  President  -
          Finance  and  Control

Gentlemen:

     Reference is hereby made to the 5-Year Credit Agreement dated as of March 30, 2000 among Ralston Purina Company, a corporation organized under the laws of the State of Missouri ("Ralston") as the initial borrower prior to the assignment to and assumption by Energizer Holdings, Inc., a corporation organized under the laws of the State of Missouri (the "Borrower"), the financial institutions parties thereto as lenders, Bank One, NA, in its capacity as administrative agent, Bank of America, N.A., in its capacity as syndication agent, and Wachovia Bank, N.A., in its capacity as documentation agent (the "5-Year Credit Agreement"). Capitalized terms used herein and not defined herein shall have the meanings given to them in the 5-Year Credit Agreement.

     In connection with the consummation of the Transactions, Ralston has requested a term loan from Bank of America, N.A. (the "Lender") in the aggregate principal amount of $175,000,000 (the "Term Loan") which would be made in a single advance on or prior to March 31, 2000 and would mature on the date which is the earliest of (a) if the Spin-Off and Debt Assumption have not occurred prior thereto, April 4, 2000; (b) the date of receipt by the Borrower or any of its Subsidiaries of proceeds from the initial funding under the $175,000,000 senior notes of the Borrower issued in three series due April 1, 2003, April 1, 2005 and April 1, 2007, respectively (the "Senior Notes"); and
(c)  April  10,  2000.

Amounts  repaid  by  Ralston  or  the  Borrower  may  not  be  reborrowed.
     The Lender is pleased to agree to make such Term Loan to Ralston, to be assigned to and assumed by the Borrower pursuant to the Debt Assumption Agreement in the form of Exhibit "A" hereto (the "Debt Assumption Agreement"), subject to the terms and conditions of this letter.

(a) The Term Loan will be evidenced and governed by the Lender's standard form of master note (the "Note"), a copy of which is attached hereto as Exhibit "B". The Term Loan or portions thereof ("Loans" under and as defined in the
Note) shall bear interest at a rate equal to the Lender's prime rate of interest announced by the Lender from time to time minus 2.00%, changing when and as such
                                          -----
prime rate changes, with interest payable on the Maturity Date, and on demand thereafter.

(b) Interest and fees will be computed on the basis of actual days elapsed on a 360-day year basis.

(c) Ralston will use the proceeds of the Term Loan for general corporate purposes.

(d) Ralston and the Borrower will provide the Lender with each of the following before the Term Loan is funded: (i) an appropriate corporate resolution, (ii) an incumbency certificate, (iii) an opinion of counsel, (iv) an officer's certificate from Ralston certifying that (A) each of the 5-Year Credit Agreement and the 364-Day Credit Agreement has been executed by all parties thereto (including Bank of America, N.A.) and all conditions to effectiveness thereof have been met, (B) the letter agreement between Bank One, N.A. ("Bank One") and Ralston providing for a term loan in an amount at least equal to $60,000,000 by Bank One and all documents related thereto have been executed by all parties thereto and all conditions to effectiveness thereof have been met, and (C) there is at least $175,000,000 in aggregate borrowing capacity available to Ralston under one or more committed credit facilities, and (v) Ralston and the Borrower shall have executed the Debt Assumption Agreement.

(e) The Lender shall have no obligation to make the Term Loan hereunder (and the Term Loan and all accrued and unpaid interest thereon, at the option of the Lender, may be declared immediately due and payable without notice) if: (i) there is any failure by Ralston or the Borrower to pay any principal, interest, fees, or other obligations when due under this letter, the Note, or any other agreement or arrangement with the Lender, (ii) there exists any default under the Note, or any violation or failure to comply with any provision of this letter or the Note, (iii) there occurs any material adverse change in the condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since the date of the quarterly financial statements most recently delivered to the Lender prior to the date of this letter, (iv) any litigation is pending or threatened against the Borrower or any Subsidiary which might have a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of Ralston or the Borrower to consummate the Transactions; (v) there is a default under any agreement governing indebtedness of the Borrower or any Subsidiary,
(vi) any petition is filed by or against Ralston, the Borrower or any Subsidiary of the Borrower under the Federal Bankruptcy Code or similar state law, (vii) Ralston, the Borrower or any Subsidiary of the Borrower becomes insolvent, howsoever evidenced or (viii) other than as a result of the consummation of the Spin-Off, Ralston shall cease to own, directly or indirectly, all of the outstanding capital stock of the Borrower, (ix) prior to consummation of the Spin-Off, there is less than $175,000,000 in aggregate borrowing capacity available to Ralston under its committed credit facilities, (x) after consummation of the Spin-Off, there is less than $175,000,000 in aggregate borrowing capacity available under the 5-Year Credit Agreement and the 364-Day Credit Agreement, or (xi) there shall have occurred an adverse change in the market for private placement of senior debt or a disruption of, or an adverse change in, financial, banking or capital market conditions, in each case as determined by the Lender. "Subsidiary" means (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power is owned or controlled, directly or indirectly, by the Borrower or by one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization of which more than 50% of the ownership interests having ordinary voting power are so owned or controlled. The Lender may require a certificate of compliance with these conditions from the Borrower's Chief Financial Officer or Treasurer as a condition to making any loan hereunder.

(f) The Lender may make assignments and sell participations in the Term Loan, and may disclose information pertaining to the Borrower to prospective assignees and participants. Any such assignment may be made only with the Borrower's consent (which consent will not unreasonably be withheld).

(g) This letter agreement shall be effective as of the date of this letter when the Borrower has signed and returned to the Lender a copy of this letter.

(h) This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

(i)          THIS  LETTER  AND  THE  NOTE  SHALL BE GOVERNED BY THE INTERNAL
LAWS OF THE STATE  OF  TEXAS.  BOTH  PARTIES  HERETO HEREBY WAIVE TRIAL BY JURY
IN THE EVENT THIS  LETTER  OR  THE  NOTE  BECOMES  THE  SUBJECT  OF  A  DISPUTE.

                         Very  truly  yours,

                         BANK  OF  AMERICA,  N.A.



                         By: /s/Suzanne B. Smith

                         Title: Managing Director

Accepted  and  agreed:

RALSTON  PURINA  COMPANY



By: /s/ James R. Elsesser

Title:  Vice President and Chief Financial
        Officer


ENERGIZER  HOLDINGS,  INC.



By:/s/  Daniel E. Corbin

Title:  Executive Vice President, Finance and
        Control

                                   EXHIBIT "B"

                                   MASTER NOTE
                                 (FLOATING RATE)


$175,000,000.00     Date:  March  30,  2000


FOR VALUE RECEIVED, RALSTON PURINA COMPANY ("Ralston") or, after consummation of the "Debt Assumption" (as such term is defined in the 5-Year Credit Agreement referenced in the Letter Agreement referred to below), ENERGIZER HOLDINGS, INC. (the "Borrower") promises to pay to the order of BANK OF AMERICA, N.A. (the "Bank"), in lawful money of the United States at the office of the Bank at 901 Main Street, Dallas, Texas, or as the Bank may otherwise direct, the lesser of One Hundred and Seventy-Five Million and NO/100ths Dollars ($175,000,000.00) or the aggregate outstanding unpaid principal amount of loans evidenced hereby ("Loans"), together with interest as provided below.

Any person authorized to borrow on behalf of Ralston (an "Authorized Person") may request a Loan by telephone or telex. Ralston and the Borrower agree that the Bank is authorized to honor requests which it believes, in good faith, to emanate from an Authorized Person, whether in fact that be the case or not.

All Loans shall bear interest at a rate equal to the prime rate of interest announced by the Bank from time to time minus 2.00%, changing when and as the
                                           -----
prime rate changes. The Loans shall be payable on the "Maturity Date" (as such term is defined in the Letter Agreement defined below). Interest on the Loans shall be payable on the Maturity Date and on demand thereafter. Any Loan which is not paid on the Maturity Date (or any earlier accelerated maturity date or date when due) shall bear interest at a rate equal to the prime rate of interest announced by the Bank from time to time, changing when and as the corporate base rate changes.

Each payment of principal or interest hereunder shall be made in immediately available funds in United States Dollars. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of Texas, such payment shall be made on the next succeeding business day in Texas and any such extended time of the payment of principal or interest shall be included in computing interest. All interest hereunder shall be computed for the actual number of days elapsed on a 360-day year basis. Ralston and the Borrower hereby authorize the Bank to deposit the proceeds of Loans to Ralston's account at the Bank or such other account as may be designated by Ralston. The Borrower hereby authorizes the Bank to charge payments of principal and interest against, the Borrower's deposit account with the Bank.

The Loans may be prepaid by Ralston or the Borrower, without premium or penalty. Amounts prepaid or repaid may not be reborrowed.

Ralston and the Borrower hereby authorize the Bank to record Loans, interest rates, repayments, and payment dates on the schedule attached to this Note or otherwise in accordance with the Bank's usual practice. The obligation of Ralston and, after the Debt Assumption, the Borrower to repay each Loan made hereunder shall be absolute and unconditional notwithstanding any failure of the Bank to enter such amounts on such schedule or to receive written confirmation of the transaction from the Ralston or the Borrower. If the Bank requests a written confirmation of a requested Loan, Ralston or the Borrower will confirm the terms of each Loan by mailing a confirmation letter to the Bank signed by any Authorized Person. If the Bank elects to confirm the terms of a Loan to the Borrower, the Borrower will notify the Bank in writing within 10 days after the Borrower's receipt of such confirmation if it believes such confirmation to be inaccurate, and the Borrower hereby waives any right to contest the accuracy of such confirmation after such 10-day period. In the event of disagreement as to the terms of a transaction, the Bank's records shall govern, absent manifest error.

The Bank may elect to sell participations in or assign its rights under Loans. Ralston and the Borrower agree that if it fails to pay any Loan when due, any purchaser of an interest in such Loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Bank and such purchaser.

The Borrower hereby authorizes the Bank and any other holder of an interest in this Note (a "Holder") to disclose confidential information relating to the financial condition or operations of the Borrower (i) to any affiliate of the Bank or any Holder, (ii) to any purchaser or prospective purchaser of an interest in any Loan, (iii) to legal counsel, accountants, and other professional advisors to the Bank or any Holder, (iv) to regulatory officials,
(v) as requested or required by law, regulation, or legal process or (vi) in connection with any legal proceeding to which the Bank or any other holder is a party.

This Note is the Note issued pursuant to, and is entitled to the benefits of, the letter agreement between Ralston and the Bank dated of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the "Letter Agreement"), to which Letter Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which the maturity of this Note may be accelerated. Nothing in this Note shall constitute a commitment to make loans to Ralston or the Borrower.

If any amount payable hereunder is not paid when due or upon demand, as applicable, then any indebtedness from the Bank to Ralston, if the Debt Assumption has not occurred, or the Borrower may be offset and applied toward the payment of all unpaid principal, interest and fees payable hereunder, whether or not such amounts, or any part thereof, shall then be due. Ralston and the Borrower expressly waive any presentment, demand, protest or notice in connection with this note now, or hereafter, required by applicable law and agree to pay all costs and expenses of collection.

THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, GIVING EFFECT, HOWEVER, TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. RALSTON, THE BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER.


                              RALSTON  PURINA  COMPANY


                              By:

                              Title:


Assigned  to  and  Assumed  pursuant
to  the  terms  of  that  certain  Debt
Assumption  Agreement  Dated  as  of
March  30,  2000  among  Ralston,
The  Borrower  and  the  Bank

ENERGIZER  HOLDINGS,  INC.



By:

Title:



To  be  executed  upon  the  effectiveness  of  the  Debt  Assumption Agreement.